Exhibit 10.29
Dated 23 December 2008
ProLogis
and
Reco China Logistics Pte Ltd
MASTER IMPLEMENTATION AGREEMENT
Relating to the sale and purchase
of ProLogis’ interests in:

(i)	PRC Holdco

(ii) (iii) (iv)	the Japan Trusts Master Lessees Barbados Managementco

(v)	HK Managementco

(vi)	Barbados Targetcos

(vii)	Targetco Notes

(each as defined herein)

ALLEN & GLEDHILL LLP ONE MARINA BOULEVARD #28-00 SINGAPORE 018989

TABLE OF CONTENTS

Contents		Page
1.	Definitions and Interpretation	- 2 -

2.	Agreement to Sell the Specified Interests	- 5 -

3.	Consideration	- 5 -

4.	Conditions	- 7 -

5.	Asset Management	- 7 -

6.	Actions Pending Completion	- 8 -

7.	Completion	- 10 -

8.	Warranties	- 11 -

9.	Restrictions on ProLogis and RECO	- 19 -

10.	Whole Agreement	- 20 -

11.	Other Provisions	- 21 -

Schedule 1	TMKs, Japan Projects and Master Lessees	26

Schedule 2	Japan Trusts Interests	27

Schedule 3	Barbados Holdcos, Barbados Targetcos, Barbados Managementco, PRCcos and Pipeline PRC Projects	28

Schedule 4	Targetco Notes	29

Schedule 5	Allocation of Aggregate Consideration	30

Schedule 6	Completion Obligations	31

Schedule 7	TMK Bondholders and TMK Lenders	32

Schedule 8	Warranties given by ProLogis under Clause 8	33

Schedule 9	Written Information Provided to RECO	34

Schedule 10	Disclosure Schedule	35

Schedule 11	Assets of the PRC Managementco	36

Schedule 12	Japan Asset Management Termination Fee	37

This Agreement is made on 23 December 2008 between:
(1)	ProLogis, a Maryland real estate investment trust whose principal place of business is at 4545 Airport Way, Denver, Colorado USA 80239 (“ProLogis”); and

(2)	Reco China Logistics Pte Ltd whose registered office is at 168 Robinson Road, #37-01 Capital Tower, Singapore 068912 (“RECO”).
Whereas:
(A)	RECO and ProLogis have via their Affiliates (as defined below) invested in warehouse, logistical or distribution facilities in Japan through (i) an English law trust known as “The PLD/Reco Japan TMK Property Trust” (“JF1”) pursuant to a trust deed dated 11 June 2002, (ii) a Singapore law trust known as “The ProLogis Japan Properties Trust” (“JF2”) pursuant to a trust deed dated 1 September 2005, and (iii) another Singapore law trust known as “The ProLogis Japan Properties Trust (2)” (“JF3”) pursuant to a trust deed dated 21 September 2007, (collectively, the “Japan Trusts” and each, a “Japan Trust”).

(B)	JF1 owns directly, and each of JF2 and JF3 owns, through one or more private limited companies incorporated in Singapore (each, a “Singco”) by the relevant trustees and held by the relevant Japan Trust, all of the common equity in Tokutei Mokuteki Kaisha (“TMK”) vehicles that own directly or indirectly warehouse, logistical or distribution facilities in Japan (collectively, the “Japan Projects”). In connection with each Japan Project, there are Affiliates of ProLogis which currently act as the master lessees of certain Japan Projects (each, a “Master Lessee”). Details of each TMK and the relevant Japan Project that it owns, as well as the relevant Master Lessee for such Project, are particularised in Schedule 1 of this Agreement.

(C)	RECO and ProLogis currently own via their Affiliates, an 80 per cent. and 20 per cent. interest respectively in each of the Japan Trusts, represented by (i) shares issued by the relevant TMK (in the case of JF1), (ii) shares issued by the relevant Singcos (in the case of JF2 and JF3), (iii) priority instruments (yusan shushi) issued by the relevant TMK (in the case of JF1, JF2 and JF3), (iv) (in the case of JF1) shares issued by ProLogis Shinkiba YK, ProLogis Parc Urayasu YK, ProLogis Parc Shinsuna YK and ProLogis Parc Urayasu Two YK (each, a “Fund YK”) and (v) the beneficiary interest in the trust property of each Japan Trust ((i), (ii), (iii), (iv) and (v) collectively, the “Japan Trusts Interests”). Details of the Japan Trusts Interests, as well as the relevant holders thereof, are particularised in Schedule 2 of this Agreement.

(D)	RECO and ProLogis have directly or via their Affiliates, also established and invested in ProLogis China Investment Holding I Limited, an exempted company incorporated in the Cayman Islands (“PRC Holdco”), as a vehicle that has invested, via intermediate vehicles, in warehouse, logistics and distribution facilities (the “PRC Projects”) in the People’s Republic of China (“PRC”).

(E)	RECO and ProLogis currently own directly or via their Affiliates, a 67 per cent. and 33 per cent. interest respectively in PRC Holdco.

(F)	In addition, ProLogis currently has Affiliates established in Barbados (the “Barbados Holdcos”) each of which, apart from the Barbados Managementco (as defined below), has a wholly-owned subsidiary in Barbados (the “Barbados Targetcos”) which owns directly or indirectly one or more entities in PRC (either wholly or on a co-ownership basis with third parties) (“PRCcos”) which in turn own warehouse, logistics and distribution facilities and land, or rights to acquire such facilities and land in PRC (collectively, the “Pipeline PRC Projects”). Details of the Barbados Holdcos, Barbados Targetcos, Barbados Managementco, PRCcos as well as the Pipeline PRC Projects are particularised in Schedule 3 of this Agreement.

(G)	The Barbados Targetcos as set forth in Schedule 4 of this Agreement have borrowed the amounts set forth opposite its name in Schedule 4 of this Agreement from ProLogis in the agreed form of promissory notes (the “Targetco Notes”), as more fully described therein.

(H)	ProLogis has agreed to procure the sale by its Affiliates of, and RECO has agreed to procure the purchase by it or its Affiliates of, (i) ProLogis’ or its Affiliates’ 33 per cent. interest in PRC Holdco, including the PRC Projects; (ii) ProLogis’ or its Affiliates’ 20 per cent. interest in all of the Japan Trusts, including the Japan Trusts Interests and the Japan Projects, (iii) ProLogis’ or its Affiliates’ entire interest in the Master Lessees, (iv) ProLogis’ or its Affiliates’ entire interest in the Barbados Managementco, the PRC Managementco and the HK Managementco (as defined below); (v) ProLogis’ or its Affiliates’ entire interests in all of the Barbados Targetcos, including the PRCcos and Pipeline PRC Projects and (vi) ProLogis’ entire interest in the Targetco Notes ((i) to (vi) collectively, the “Specified Interests”), on the terms and subject to the conditions set out in this Agreement.
It is agreed as follows:
1.	Definitions and Interpretation

1.1	Interpretation

In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

“Affiliate” means with respect to any Entity, any other Entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Entity, and in the case of RECO, shall also include an Entity in which RECO holds at least 50 per cent. of the issued share capital of that Entity. For the purposes of this definition, “control” means, when used with respect to any Entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Entity, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“agreed terms” means, in relation to a document, such document in the terms agreed between the Parties and signed for identification by or on behalf of RECO and ProLogis with such alterations as may be agreed in writing between the Parties from time to time for any reason (including, without limitation, alterations to take account of any changes between the date of this Agreement and Completion);

“Asset Management Agreements” means the Asset Management Agreements relating to each of the Japan Projects;

“Barbados Managementco” means ProLogis China Management Holding SRL, a Barbados company and Affiliate of ProLogis, which is the sole shareholder of PRC Managementco;

“Business Day” means a day on which commercial banks are open for business in Singapore and the United States of America (excluding Saturdays, Sundays and public holidays);

“Buyer Indemnitees” means, collectively, RECO and its Affiliates and its and their officers, directors and agents;

“Companies Act” means the Companies Act, Chapter 50 of Singapore;

“Completion” means the completion of the sale and purchase of the Specified Interests pursuant to Clause 7;

“Completion Date” means the date falling seven Business Days following fulfillment or waiver of the conditions set out in Clause 4.1 (or such other date as may be agreed in writing between RECO and ProLogis);

“Encumbrance” means any claim, charge (whether fixed or floating), mortgage, security, lien, option, attachment, foreclosure, equity, power of sale or hypothecation, buyback, redemption or similar rights, title retention, conditional sale agreement, restriction as to transfer, subordination to any other right, assignment of receivables, debenture, pledge, right to acquire, pre-emptive or other similar right, right of first refusal or any other encumbrance or condition whatsoever or other security interest;

“Entity” means any person, corporation, partnership (general or limited), limited liability company, joint venture, association, joint stock company, trust or other business entity or organisation;

“HK Managementco” means Logistics Star Management Limited;

“Indemnifying Party” means a Party required to provide indemnification under Clause 8.8;

“Indemnitee” means a Party entitled to indemnification under Clause 8.8;

“Intellectual Property” means trade marks, service marks, trade names, domain names, logos, get-up, patents, inventions, registered and unregistered design rights, copyrights, semi-conductor topography rights, database rights and all other similar rights in any part of the world (including Know-how) including, without limitation, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;

“Investment Management Agreements” means the Investment Management Agreements relating to each of the Japan Trusts;

“Japan Termination Deed” means the deeds and instruments to be entered into amongst the relevant parties to each of the Japan Trusts in the agreed form, to terminate the Japan Trusts and to effect the sale and purchase of the Japan Trusts Interests;

“Know-how” means confidential and/or proprietary industrial and commercial information and techniques in any form including, without limitation, drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, and lists and particulars of customers and suppliers;

“License Agreement” means the agreement to be entered into between ProLogis and PRC Holdco in the agreed form to effect the licensing to and use by RECO and its Affiliates of certain intellectual property of ProLogis as more fully described therein;

“Losses” means all losses, liabilities, costs (including, without limitation, legal costs), charges, expenses, actions, proceedings, claims and demands;

“Parties” means ProLogis and RECO;

“Payment Account Details” means, in relation to any payment to be made under or pursuant to this Agreement, the name, account number, sort code, account location and other details specified by the payee and necessary to effect payment to the payee;

“Projects” means the Japan Projects, the PRC Projects and/or the Pipeline PRC Projects;

“ProLogis Identified Employees” means persons identified and described as such and agreed to in writing between the Parties;

“PRC Managementco” means ProLogis Investment Management (China) Co. Ltd a PRC company and an Affiliate of ProLogis which operates and manages the PRC Projects and Pipeline PRC Projects;

“RECO Identified Employees” means persons identified and described as such and agreed to in writing between the Parties;

“Seller Indemnitees” means collectively, ProLogis and its Affiliates and its and their officers, directors and agents;

“Specified ProLogis Affiliates” means each Barbados Targetco, Greenfields Properties Ltd (Cayman) (“GPL”), each PRCco, each TMK, each Singco, the PRC Holdco, each Master Lessee, the Barbados Managementco, the HK Managementco and the PRC Managementco;

“Tax Deed of Covenant” means the deed of covenant against Taxation between ProLogis and RECO in the agreed form;

“Taxation” and “Transaction” have the meanings respectively given to them in the Tax Deed of Covenant;

“TMK Bondholders” means the entities listed and described as such in Schedule 7 of this Agreement;

“TMK Lenders” means the entities listed and described as such in Schedule 7 of this Agreement;

“Transaction Documents” means (i) the Japan Termination Deed; (ii) the Licence Agreement; and (iii) the Tax Deed of Covenant;

“United States Dollar(s)” and the sign “US$” mean the lawful currency of the United States of America; and

“Warranties” means the representations and warranties set out in Schedules 8A to 8G, and “Warranty” means any one of them.

1.2	Subsidiary Legislation

References to a statutory provision include any subsidiary legislation made from time to time under that provision which is in force at the date of this Agreement.

1.3	Modification etc. of Statutes

References to a statute or statutory provision include that statute or provision as from time to time modified, re-enacted or consolidated, whether before or after the date of this Agreement, so far as such modification, re-enactment or consolidation applies or is capable of applying to any transaction entered into in accordance with this Agreement prior to Completion and (so far as liability thereunder may exist or can arise) shall include also any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which such statute or provision has directly or indirectly replaced.

1.4	Companies Act

The words “holding company” and “subsidiary” shall have the same meanings in this Agreement as their respective definitions in the Companies Act.

1.5	Interpretation Act

The Interpretation Act, Chapter 1 of Singapore shall apply to this Agreement in the same way as it applies to an enactment.

1.6	Clauses, Schedules, Appendices etc.

References to this Agreement include any Recitals, Schedules to and Appendices of it and references to Clauses, Schedules and Appendices are to the clauses of, schedules to, and appendices of, this Agreement. References to paragraphs are to paragraphs of the Schedules.

1.7	Information

Any reference to books, records or other information means books, records or other information in any form including, without limitation, paper, electronically stored data, magnetic media, film and microfilm.

1.8	Headings

Headings shall be ignored in construing this Agreement.

2.	Agreement to Sell the Specified Interests

2.1	Sale of Specified Interests

ProLogis agrees to procure the sale by its Affiliates of, and RECO, relying on (among other things) the several representations, warranties and undertakings contained in this Agreement, including the Warranties, agrees to procure the purchase by it or its Affiliates of, the Specified Interests free from all Encumbrances and together with all rights and advantages attaching to them as at Completion.

2.2	Execution of Japan Termination Deed

ProLogis and RECO shall procure the entry by their respective Affiliates into the Japan Termination Deed prior to Completion, on the agreement and understanding that completion under each Transaction Document (other than obligations that are expressed to be effected following Completion) shall take place contemporaneously with one another and with Completion, in the order and sequence set out in Schedules 6A to 6E.

2.3	Performance of Obligations

In furtherance of the intention set out in Clause 2.1, ProLogis undertakes to RECO to procure and ensure the due performance and discharge of the duties, obligations and undertakings of each of its Affiliates under the Transaction Documents.

3.	Consideration

3.1	Amount

The initial consideration for the purchase of the Specified Interests shall be the cash sum of US$1.3 billion, plus or minus the Adjustment Amount (as defined below), (the “Aggregate Consideration”).

3.2	Allocation and Satisfaction of Aggregate Consideration
3.2.1	The Aggregate Consideration shall be apportioned and allocated as set out in Schedule 5 of this Agreement. ProLogis acknowledges, confirms and agrees with RECO that payment by RECO or its Affiliates to ProLogis of the Aggregate Consideration pursuant to the terms of this Agreement shall satisfy and discharge in full the payment obligations of the relevant Affiliate of RECO owing to the relevant Affiliate of ProLogis.

3.2.2	ProLogis shall defend, indemnify and hold harmless RECO and its Affiliates from and against, and shall pay or reimburse them for, all and any Losses which RECO and/or any of its Affiliates may at any time and from time to time sustain, incur or suffer by reason of (i) any claim by the relevant Affiliates of ProLogis against RECO and/or its Affiliates arising out of, in connection with or relating to the payment of the Aggregate Consideration, and/or (ii) any clawback, retransfer, avoidance of fraudulent transfers or other similar event affecting any or all of the Specified Interests in the event of any Affiliate of ProLogis going into liquidation, judicial management, winding up, scheme of arrangement, insolvency, reorganization, moratorium, or a bankruptcy order being issued in relation to such Affiliate or any similar or analogous event affecting such Affiliate.
3.3	Method of Payment

Wherever in this Agreement provision is made for the payment by one Party to another, such payment shall be effected by crediting for same day value the account specified in the Payment Account Details of the Party entitled to the payment (as notified in writing to the paying Party at least seven Business Days in advance) by way of telegraphic transfer on or before the due date for payment unless the Parties otherwise agree in writing.

3.4	Adjustment Amount

The Parties acknowledge and agree that in the event that between 1 November 2008 up to the date falling seven Business Days prior to Completion (i) ProLogis or its Affiliates injects additional equity or debt capital into any of the Barbados Targetcos, GPL, PRCcos, Barbados Managementco, HK Managementco or PRC Managementco (without double-counting and excluding therefore any injection of capital between any of these Entities as well as any such amount injected to discharge any payments relating to severance, stock option plans and/or bonuses for 2008 for any employees or secondees of such Entities), and/or (ii) any dividend or other distributions are declared, made or paid by any of the Barbados Targetcos, GPL, PRCcos, Barbados Managementco, HK Managementco or PRC Managementco to any Entity which is not itself a Specified ProLogis Affiliate, the amount of such additional capital shall, subject to documentary evidence reflecting any such additional capital being given to RECO, be added to, and the amount of such dividend or distribution shall be deducted from, the initial consideration of US$1.3 billion set out in Clause 3.1 (such addition or deduction, the “Adjustment Amount”).

3.5	ProLogis undertakes to and agrees with RECO that it shall be responsible and liable for any severance, redundancy and/or bonus payments payable to employees of PRC Managementco up to a maximum amount of US$1.5 million (collectively, “Severance Payments”) and it shall, save and except, and to the extent, where ProLogis has paid the said amount of up to US$1.5 million in full to PRC Managementco, defend, indemnify and hold harmless RECO and its Affiliates and PRC Managementco from and against, and shall pay or reimburse them for, all and any Losses which RECO and/or any of its Affiliates may at any time and from time to time sustain, incur or suffer by reason of any claim by such employees of PRC Managementco for or relating to the Severance Payments. ProLogis further agrees to ensure that any such employees shall, in consideration of the Severance Payments being made to each of them, execute a deed of release and discharge undertaking to waive all and any claims that the employee has or may have against PRC Managementco and its Affiliates (including ProLogis prior to Completion) for costs, damages, compensation or otherwise arising out of or relating to the termination of his employment by PRC Managementco.

4.	Conditions

4.1	Conditions Precedent

Completion of the sale and purchase of the Specified Interests contained in Clause 2.1 is conditional upon (and accordingly beneficial ownership in the Specified Interests will not pass until) the satisfaction of the following conditions:
4.1.1	the Specified ProLogis Affiliates shall have repaid all amounts outstanding under the global line of credit led by an affiliate of Bank of America;

4.1.2	written consents in the agreed form from each of the TMK Bondholders and each of the TMK Lenders in relation to the transactions to be effected pursuant to the Japan Termination Deed shall have been received; and

4.1.3	the conditions precedent, if any, as contained in each Transaction Document having been satisfied or waived by the relevant Affiliate of RECO which is a party to such Transaction Document.
4.2	Responsibility for Satisfaction

ProLogis shall provide all necessary assistance, and procure its Affiliates to provide all necessary assistance, to ensure the satisfaction of the conditions set out in Clause 4.1.

4.3	Non-Satisfaction/Waiver

RECO may at any time waive in whole or in part and conditionally or unconditionally the conditions set out in Clause 4.1 by notice in writing to ProLogis.

5.	Asset Management

5.1	The Parties understand that following Completion, the operation and management of the PRC Projects and PRC Pipeline Projects shall be carried out by PRC Managementco or any successor company which is an Affiliate of RECO (the “Managementco”). To this end, ProLogis undertakes to RECO to provide all such assistance as may be reasonably requested by RECO, including without limitation the following:
5.1.1	procure that all third party and proprietary Intellectual Property and all relevant software which at or immediately before the date of this Agreement is used in connection with the business of PRC Managementco including without limitation, peoplesoft and Yardi and software relating to access to email (provided that the confidentiality of information provided via such means shall be preserved, and firewalls are in place to ensure that ProLogis and its Affiliates will not be able to access any (old and new) correspondences and other information of RECO and its Affiliates (including, following Completion, the Specified ProLogis Affiliates), and vice versa and other communication as well as all other information technology and related services owned by, licensed to or otherwise provided to ProLogis or its Affiliates currently used by PRC Managementco in the conduct of its business shall be licensed or sub-licensed or provided or made available for use by the Managementco for a nominal amount of US$1 for a 12-month period starting from Completion;

5.1.2	execute the License Agreement on Completion;

5.1.3	agree that the Managementco shall have the right to distribute, print and otherwise use any brochures, collaterals, billboards or other written marketing materials currently being used by PRC Managementco for a nominal fee of US$1 for a 12-month period starting from Completion;

5.1.4	agree that on and from Completion, ownership of and title to the use of the “ProLogis” Chinese brand names and vest exclusively with the Managementco, RECO, or a RECO designee (including, following Completion, the PRCcos and PRC Managementco) and such Managementco, RECO, or RECO designee (including, following Completion, the PRCcos and PRC Managementco) shall on and from Completion retain exclusive ownership of and title to the use of the Chinese brand names and and may be used or commercially exploited by any of them in the exercise of its absolute discretion without restrictions of any kind, to the exclusion of ProLogis and/or its Affiliates;

5.1.5	agree that the Managementco as well as all and any Affiliates of RECO in PRC (including, following Completion the PRCcos and PRC Managementco) shall have the right to continue using the website “ProLogis.com.cn” and the website shall continue to be made available for a nominal fee of US$1 for a 12-month period starting from Completion; and

5.1.6	together with the Managementco, jointly use commercially reasonable efforts to cross-refer customers globally.
6.	Actions Pending Completion

6.1	ProLogis’ General Obligations

ProLogis shall procure that pending Completion:
6.1.1	each of the Specified ProLogis Affiliates will carry on business only as a going concern in the ordinary and usual course, save insofar as agreed in writing by RECO and/or its Affiliates and shall maintain in force and renew all licences, approvals, registrations and consents necessary for its operations or continued operations (as the case may be); and

6.1.2	RECO and its agents will, upon reasonable notice, be allowed access to, and to take copies of, the books and records of each Specified ProLogis Affiliate including, without limitation, the statutory books, minute books, books of account, leases, licences, contracts, details of receivables, Intellectual Property, tax records, supplier lists and customer lists in the possession or control of any Specified ProLogis Affiliate; and

6.1.3	RECO may designate representatives and advisers to work with ProLogis with regard to the management and operations of the Specified ProLogis Affiliates. ProLogis will consult, and will cause the Specified ProLogis Affiliates to consult, with such representatives and advisers with respect to any action which may materially affect the business of the relevant Specified ProLogis Affiliates. ProLogis will provide, and will cause the Specified ProLogis Affiliates to provide, to such representatives and advisers such information as they may reasonably request for this purpose; and

6.1.4	each Specified ProLogis Affiliate shall take all reasonable steps to preserve its assets and, in particular, will maintain in force all insurance policies on substantially similar terms and similar levels of cover prevailing as at the date of this Agreement and all other such insurances normally kept in force.

6.2	Restrictions on ProLogis

Without prejudice to the generality of Clause 6.1, ProLogis shall collaborate fully with RECO in relation to all material matters concerning the running of the Specified ProLogis Affiliates in the period between the date of this Agreement and Completion and during that period shall procure that each Specified ProLogis Affiliate shall not, except as may be required to give effect to and comply with this Agreement, without the prior written consent of RECO (such consent not to be unreasonably withheld or delayed):
6.2.1	enter into any agreement or incur any commitment involving any capital expenditure in excess of US$1,000,000 per item and US$3,000,000 in aggregate;

6.2.2	enter into or amend any contract or incur any commitment which is not capable of being terminated without compensation at any time with three months’ notice or less or which is not in the ordinary and usual course of business or which involves or may involve total annual expenditure in excess of US$100,000;

6.2.3	in relation to any Project:
(i)	apply for any planning permission or implement any planning permission already obtained but not implemented;

(ii)	carry out any material structural alteration or addition to, or materially effect any change of use of, such Project;

(iii)	terminate or serve any notice to terminate, surrender or accept any surrender of or waive the terms of any lease, tenancy or licence which is material in the context of the relevant Specified ProLogis Affiliate;

(iv)	agree any new rent or fee payable under any lease, tenancy or licence which is material in the context of the Specified ProLogis Affiliate;

(v)	enter into or vary any agreement, lease, tenancy, licence or other commitment which is material in the context of the relevant Specified ProLogis Affiliate; or

(vi)	sell, convey, transfer, assign or charge such Project or grant any rights or easements over such Project or enter into any covenants affecting such Project or agree to do any of the foregoing;
6.2.4	create, incur, guarantee or assume any indebtedness for borrowed money other than for the purpose of refinancing any existing borrowings or indebtedness;

6.2.5	acquire or agree to acquire or dispose of or agree to dispose of any material asset or enter into or amend any material contract or arrangement, in each case, involving consideration, expenditure or liabilities in excess of US$1,000,000;

6.2.6	enter into any guarantee, indemnity or other agreement to secure any obligation of a third party or create any Encumbrance over any of the relevant Specified ProLogis Affiliate’s assets or undertaking excluding any liens arising out of the operation of law in the ordinary course of business to secure payments not yet due and payable, and which liens shall be fully discharged as per the current practice upon payment;

6.2.7	amend any insurance contract, fail to notify any insurance claim in accordance with the provisions of the relevant policy or settle any such claim below the amount claimed;

6.2.8	(except as set forth in the Disclosure Schedule) create, allot, issue, redeem or repurchase any priority instrument, share or loan capital (or option to subscribe for the same) of the relevant Specified ProLogis Affiliate;

6.2.9	acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture;

6.2.10	declare, make or pay any dividend or other distribution to shareholders, not including any dividend or distribution paid by any PRCco, PRC Holdco, any Barbados Targetco, GPL, PRC Managementco, HK Managementco or Barbados Managementco for which an adjustment would be made pursuant to Clause 3.4;

6.2.11	make any change to the relevant Specified ProLogis Affiliate’s accounting practices or policies or amend the relevant Specified ProLogis Affiliate’s memorandum or articles of association or equivalent constitutional document;

6.2.12	terminate and/or amend the employment terms and conditions of any and all current key personnel of the Specified ProLogis Affiliates; or

6.2.13	recruit any new key personnel in the Specified ProLogis Affiliates.
7.	Completion

7.1	Date and Place

Subject to Clause 4, Completion shall take place at the office of Allen & Gledhill LLP on the Completion Date or at such other place or on such other date as may be agreed between RECO and ProLogis; provided that the Completion Date shall not take place later than 28 February 2009.

7.2	Obligations on Completion

On Completion the Parties shall procure that the obligations specified in Schedules 6A to 6E (“Completion Obligations”) to be performed by their respective Affiliates are fulfilled.

7.3	Payment of Aggregate Consideration

Against compliance with the foregoing provisions, RECO shall pay the Aggregate Consideration to ProLogis.

7.4	Right to Terminate

If the foregoing provisions of this Clause are not fully complied with by ProLogis or RECO by or on the date set for Completion, RECO, in the case of non-compliance by ProLogis, or ProLogis, in the case of non-compliance by RECO, shall be entitled (in addition to and without prejudice to all other rights or remedies available to the terminating Party including the right to claim damages) by written notice to the other Party served on such date:
7.4.1	to elect to terminate this Agreement (other than Clauses 1, 10, 11.1 to 11.6 and 11.8 to 11.14) without liability on the part of the terminating Party; or

7.4.2	to effect Completion so far as practicable having regard to the defaults which have occurred; or

7.4.3	to fix a new date for Completion (not being more than 20 Business Days after the agreed date for Completion), in which case the foregoing provisions of this Clause 7.4 shall apply to Completion as so deferred but provided such deferral may only occur once.

8.	Warranties

8.1	Incorporation of Schedule 8
8.1.1	ProLogis warrants and represents to:
(i)	RECO and its successors in title in the terms set out in Schedule 8A;

(ii)	RECO and Reco Trust Private Ltd, Reco Court Private Limited, Reco Industrial Private Limited, Reco Benefit Private Limited, Reco Manage Private Limited, Reco Heir Private Limited, Reco Magnum YK, Reco Meteor YK, Reco Meteor Pte Ltd and their respective successors in title in the terms set out in Schedule 8B;

(iii)	RECO and Reco Legend Private Limited and Reco Court Private Limited and Master Properties KK and their respective successors in title in the terms set out in Schedule 8C;

(iv)	RECO and, subject to and conditional upon PRC Holdco becoming a wholly owned subsidiary of RECO following Completion, PRC Holdco and their respective successors in title in the terms set out in Schedule 8D;

(v)	RECO and the RECO Affiliate acquiring the interests in Barbados Managementco and Hong Kong Managementco and their respective successors in title in the terms set out in Schedule 8E;

(vi)	RECO and, subject to and conditional upon PRC Holdco becoming a wholly owned subsidiary of RECO following Completion, PRC Holdco and their respective successors in title in the terms set out in Schedule 8F; and

(vii)	RECO and its successors in title in the terms set out in Schedule 8G,

(RECO and the entities named above, the “RECO Group Companies”).
subject to any matter or thing hereafter done or omitted to be done pursuant to this Agreement or otherwise at the request in writing or with the approval in writing of RECO.

8.1.2	ProLogis acknowledges that the RECO Group Companies have entered into this Agreement and the Transaction Documents and the transactions thereunder (including the Completion Obligations) in reliance upon, among other things, the Warranties and on the undertakings contained in this Agreement. Save as expressly otherwise provided, the Warranties shall be separate and independent and shall not be limited by reference to any other paragraph of Schedules 8A to 8G or by anything in this Agreement or the Tax Deed of Covenant.
8.2	Updating to Completion

ProLogis further warrants and undertakes to and with the RECO Group Companies and their successors in title that:
8.2.1	subject to Clause 8.1, the Warranties will be fulfilled down to and will be true and accurate in all respects and not misleading in any respect at Completion as if they had been given again at Completion; and

8.2.2	if after the signing of this Agreement and before Completion any event shall occur or matter shall arise which results or may result in any of the Warranties being unfulfilled, untrue, misleading or incorrect in any respect at Completion, ProLogis shall immediately notify RECO in writing fully thereof prior to Completion and ProLogis (at its own cost) shall make any investigation concerning the event or matter which RECO may reasonably require.
8.3	Authority and Capacity of ProLogis

ProLogis further warrants and undertakes to and with RECO and its successors in title that:
8.3.1	Formation

It has been duly formed and is validly existing as a real estate investment trust under the laws of the State of Maryland and has its Common Shares of Beneficial Interest registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, and listed on the New York Stock Exchange.

8.3.2	Authority to enter into this Agreement etc.

It has the legal right and full power and authority to enter into and perform this Agreement (including the Completion Obligations), which when executed will constitute valid and binding obligations on ProLogis, enforceable in accordance with their respective terms.

8.3.3	No Breach

The execution and delivery of, and the performance by ProLogis of its obligations under, this Agreement will not and are not likely to:
(i)	result in a breach of any provision of the Memorandum or Articles of Association or equivalent constitutional document of ProLogis or the Specified ProLogis Affiliates; or

(ii)	result in a breach of, or give any third party a right to terminate or modify, or result in the creation of any Encumbrance under, any agreement, licence or other instrument or result in a breach of any order, judgment or decree of any Court, governmental agency or regulatory body to which ProLogis or any Specified ProLogis Affiliate is a party or by which ProLogis or any of its assets, or any Specified ProLogis Affiliate or any of its assets is bound.
8.4	Authority and Capacity of RECO

RECO hereby warrants and undertakes to and with ProLogis and its successors in title that:
8.4.1	Incorporation

It is a company duly incorporated and validly existing under the laws of Singapore.

8.4.2	Authority to enter into this Agreement etc.

It has the legal right and full power and authority to enter into and perform this Agreement (including the Completion Obligations), which when executed will constitute valid and binding obligations on RECO, enforceable in accordance with their respective terms.

8.4.3	No Breach

The execution and delivery of, and the performance by RECO of its obligations under this Agreement will not and are not likely to:
(i)	result in a breach of any provision of the Memorandum or Articles of Association of RECO; or

(ii)	result in a breach of, or give any third party a right to terminate or modify, or result in the creation of any Encumbrance under, any agreement, licence or other instrument or result in a breach of any order, judgment or decree of any Court, governmental agency or regulatory body to which RECO is a party or by which RECO or any of its assets is bound.
8.5	Effect of Completion

The Warranties and all other provisions of this Agreement and the Tax Deed of Covenant insofar as the same shall not have been performed at Completion shall not be extinguished or affected by Completion, or by any other event or matter whatsoever (including, without limitation, any satisfaction and/or waiver of any condition contained in Clause 4.1), except by prior specific and duly authorised written waiver or release by RECO.

8.6	Right of Termination

If prior to Completion, it shall be found that any of the Warranties was, when given, or will be or would be, at Completion (as if they had been given again at Completion) not complied with or otherwise untrue or misleading in any material respect, RECO shall be entitled (in addition to and without prejudice to all other rights or remedies available to it and its successors in title including the right to claim damages) by notice in writing to ProLogis to terminate this Agreement (other than Clauses 1, 10, 11.1 to 11.6 and 11.8 to 11.14), but subject to Clause 8.8.3, failure to exercise this right shall not constitute a waiver of any other rights of RECO or its successors in title arising out of any breach of Warranty.

8.7	Guarantee
8.7.1	In consideration of RECO agreeing to procure its Affiliates to enter into the respective Transaction Documents with the Affiliates of ProLogis, ProLogis hereby absolutely, unconditionally and irrevocably guarantees to RECO the due and punctual performance and observance by such Affiliates of ProLogis of all their Completion Obligations and their respective obligations, commitments, undertakings, warranties and indemnities under the respective Transaction Documents.

8.7.2	If and whenever any such ProLogis Affiliate defaults for any reason whatsoever in the performance of their Completion Obligations or any obligation or liability undertaken or expressed to be undertaken by such Affiliate under or pursuant to the Transaction Documents, ProLogis shall forthwith upon demand unconditionally perform (or procure the performance of) and satisfy (or procure the satisfaction of) the obligation or liability in regard to which such default has been made in the manner prescribed by the respective Transaction Document and/or Schedules 6A to 6E and so that the same benefits shall be conferred on RECO and/or its Affiliates under the Transaction Documents and/or Schedules 6A to 6E as such Entity would have received if such obligation or liability had been duly performed and satisfied by such ProLogis Affiliate.

8.7.3	In the event that any of the Affiliates of ProLogis becomes subject to a bankruptcy, reorganization or similar proceedings, RECO shall not be obligated to file any claim against any Affiliates of ProLogis in relation to any of their respective Completion Obligations and all the respective obligations, commitments, undertakings, warranties and indemnities under the Transaction Documents, and ProLogis shall remain liable hereunder with respect to the Completion Obligations and all the respective obligations, commitments, undertakings, warranties and indemnities of such ProLogis Affiliates under the Transaction Documents.

8.7.4	This guarantee is to be a continuing guarantee, and shall be binding on ProLogis, its successors and assigns, and accordingly is to remain in force and effect until the Completion Obligations and all the respective obligations, commitments, undertakings, warranties and indemnities of the Affiliates of ProLogis under the Transaction Documents shall have been performed or satisfied.
8.8	Indemnity
8.8.1	From and after the Completion Date, subject to (where applicable) the other terms and limitations in this Clause 8.8, ProLogis shall indemnify, defend, reimburse, and hold harmless the Buyer Indemnitees (and/or each of them) from and against any and all Losses actually incurred by any of the Buyer Indemnitees or asserted by a third party against any of the Buyer Indemnitees related to or arising from (i) any misrepresentation or breach of the representations or warranties made in this Agreement and/or the Transaction Documents by ProLogis and/or its Affiliates (all of which are incorporated herein by reference) or (ii) any breach of the covenants or obligations of ProLogis and/or its Affiliates under this Agreement and/or the Transaction Documents.

8.8.2	From and after the Completion, subject to (where applicable) the other terms and limitations in this Clause 8.8, RECO shall indemnify, defend, reimburse, and hold harmless the Seller Indemnitees from and against any and all Losses actually incurred by any of the Seller Indemnitees or asserted by a third party against any of the Seller Indemnitees relating to or arising from (i) any misrepresentation or breach of RECO’s representations or warranties made in this Agreement and/or the Transaction Documents by RECO and/or its Affiliates (all of which are incorporated herein by reference), (ii) any breach of the covenants or obligations of RECO and its Affiliates under this Agreement and/or the Transaction Documents.

8.8.3	Notwithstanding anything to the contrary in this Agreement or the Transaction Documents, RECO shall not be liable to the Seller Indemnitees under this Agreement and ProLogis shall not be liable to the Buyer Indemnitees under this Agreement for any exemplary, punitive, special, indirect, consequential, remote, or speculative damages, except to the extent any such damages are included in any action by a third party which such party is entitled to indemnification under this Clause 8.8. ProLogis shall not be liable to the Buyer Indemnitees under this Agreement with respect to a breach of any representation or warranty to the extent that such breach is disclosed in the executive summary of due diligence report from Commerce & Finance Law Offices to Government of Singapore Investment Corporation (Realty) Pte Ltd dated 22 December 2008 and/or the due diligence report to be dated on or before Completion prepared by Commerce & Finance Law Offices and addressed to Government of Singapore Investment Corporation (Realty) Pte Ltd (collectively, “Due Diligence Reports”), provided that any findings in the Due Diligence Reports that refer or relate to information or details not being available, or missing, shall not constitute a disclosure of a breach relating to or in connection with such information or details.

8.8.4	None of the Buyer Indemnitees shall be entitled to assert any right to indemnification under Clause 8.8.1(i) for any breach of Warranty or any breach of the Tax Deed of Covenant until the aggregate amount of all such Losses from all breaches actually suffered by the Buyer Indemnitees exceeds (i) in the case of any breach of any Warranty in Schedules 8B and 8C the amount of US$12 million, and (ii) in the case of any breach of any Warranty, in Schedules 8A, 8D to 8G, the amount of US$40 million (in each case, the “Deductible Amount”), but if ProLogis shall be liable for a claim or claims arising out of any such breach in excess of either Deductible Amount, then the entire claim (and not just the excess) shall accrue against and be recoverable from ProLogis. In no event shall ProLogis ever be required to indemnify the Buyer Indemnitees for Losses in any amount exceeding, in the aggregate, 25 per cent. of the Aggregate Consideration. Notwithstanding the foregoing, the minimum claim amounts and limitations on indemnification set forth in this Clause 8.8.4 shall not apply (a) in the case of any fraud or wilful concealment, (b) to any indemnification claim made for a breach of ProLogis’ representations and warranties set forth in Clause 8.3 and in Schedules 8A, 8B (paragraphs 2.4 and 3), 8C (paragraphs 1.2 to 1.5), 8D (paragraphs 1.2 to 1.6 and 1.16, 2.1 to 2.3 and 3.1), 8E (paragraphs 1.2 to 1.7, 2.1 to 2.3, 2.5, 3.1 to 3.3, 3.5 and 4.1 to 4.6) and 8F (collectively, the “Specified Warranties”) and (c) any Losses relating to or arising from the failure to obtain registered title to the Pipeline PRC Project owned by ProLogis Nanjing Jiangning Development Co., Ltd (provided, that prior to incurring any Losses in connection with any sale of such Entity or Project, the applicable Buyer Indemnitee shall first offer to sell such Entity or Project to ProLogis (or its Affiliate) at the amount allocated to such Entity on Schedule 5, and if ProLogis (or its Affiliate) rejects or fails to respond to the offer within 30 days thereof, the Buyer Indemnitee shall be entitled to sell such Entity or Project to any third party) and, with respect to claims made for a breach of representations and warranties as set forth in sub-clauses (a) and (b), in no event shall ProLogis ever be required to indemnify the Buyer Indemnitees for Losses in any amount exceeding 100% of the Aggregate Consideration and, with respect to claims made for Losses described in sub-clause (c), in no event shall ProLogis ever be required to indemnify the Buyer Indemnitees for Losses in any amount exceeding the amount allocated to such Entity on Schedule 5.

8.8.5	All of the representations, warranties, covenants, obligations, and agreements of the Parties set forth in this Agreement and the Transaction Documents, including those obligations set forth in this Clause 8.8, shall survive Completion. Notwithstanding the foregoing sentence, after Completion, any assertion by RECO or any Buyer Indemnitee that ProLogis is liable to RECO or any Buyer Indemnitee for indemnification for any breach of Warranty or breach of the Tax Deed of Covenant must be made in writing and must be given to ProLogis on or prior to the date that is 21 months after the Completion Date, except for assertions by RECO for breach of the representations and warranties in (i) Schedules 8C (paragraph 3), 8D (paragraph 6) and 8E (paragraph 6) and/or the Tax Deed of Covenant, which must be made in writing and must be given to ProLogis on or prior to the date that is 90 calendar days after the expiration of any applicable relevant statute of limitations and (ii) the Specified Warranties, which may be made in writing at any time from and after the Completion Date, without any limitation in time.

8.8.6	The amount of any Loss shall be reduced (i) to the extent any person or Entity entitled to receive indemnification under this Agreement actually receives any insurance proceeds with respect to a Loss, and (ii) to take into account any other payment or payments with respect to a Loss actually received by a person or Entity entitled to receive indemnification under this Clause 8.8.

8.8.7	From and after the Completion Date, except for the assertion of any claim based on fraud or wilful concealment, and any equitable remedies available under law, the indemnification provisions of this Clause 8.8 shall be the sole and exclusive remedy of each Party (including the Seller Indemnitees and the Buyer Indemnitees) for any breach of the other Party’s representations and warranties contained in this Agreement.

8.8.8	Notwithstanding any other provision of this Agreement, ProLogis undertakes to and agrees with RECO that for the purposes of determining whether there is a breach of any Warranty, as well as the Loss arising therefrom, all references to the word “material” (or any other word having a correlative or similar meaning) in Schedules 8A to 8G shall (save and except for the Warranty in paragraph 1.1 of Schedule 8G) be disregarded and excluded. To this end and for illustrative purposes only, in relation to the Warranty in paragraph 3.1.1 of Schedule 8C, the Warranty shall for the foregoing purpose be read and construed as follows:

“Each of the Master Lessees has filed or submitted all applicable Japan returns, computations, notices, document, undertaking or other information required to be filed or submitted under any law, regulation or administrative practice relating to Taxation by the required filing due date (or such due date as may have been properly extended) on a proper basis and all such filing or submissions are up to date, correct, complete and accurate in all respects, and none of the returns, computations, notices, document, undertaking or information filed or submitted is the subject of any dispute with the Taxation authorities.”
8.9	Defence of Claims.
8.9.1	If an Indemnitee receives notice of the assertion of any claim or of the commencement of any third party claim with respect to which indemnification is to be sought from the Indemnifying Party, the Indemnitee will give such Indemnifying Party reasonable prompt notice thereof, but the failure to give timely notice will not affect the rights or obligations of the Indemnifying Party except and only to the extent that, as a result of such failure, the Indemnifying Party was substantially disadvantaged. Such notice shall describe the nature of the third party claim in reasonable detail and will indicate the estimated amount, if practicable, of the Losses that has been or may be sustained by the Indemnitee; provided, however, that such estimated amount shall in no way limit the Indemnitee’s right to recover any amount of Losses over such estimate.

8.9.2	The Indemnitee shall have the right (but not the obligation) to control the defence of any third party claim; provided, however, that the Indemnitee shall in good faith consult with the Indemnifying Party regarding the defence of any third party claim upon the Indemnifying Party’s reasonable request for such consultation from time to time. The Indemnifying Party shall have the right (but not the obligation) to participate in such defence and to employ counsel, at its own expense, separate from counsel employed by the Indemnitee, provided that the Indemnitee shall not settle such claim or action without the prior consent of the Indemnifying Party (with such consent not to be unreasonably withheld or delayed). If the Indemnifying Party wishes to defend the third party claim but the Indemnitee wishes to settle such claim or action, the Indemnifying Party shall not be entitled to defend such claim or action unless (i) the Indemnifying Party reimburses the Indemnitee for all further costs and expenses borne by the Indemnitee as a result of defending the action or claim, and (ii) the Indemnifying Party furnishes the Indemnitee with the written opinion of a senior counsel to the effect that the defence in question will, on the balance of probabilities, prevail. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any third party claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder, or which would impose any injunctive or other equitable remedy on the Indemnitee, or would otherwise in the Indemnitee’s reasonable opinion, acting in good faith, affect the reputation or goodwill of the Indemnitee or its Affiliates. If a firm offer is made to settle a third party claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder (or which would not impose any injunctive or other equitable remedy on the Indemnitee or affect the reputation or goodwill of the Indemnitee or its Affiliates) and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within 10 calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such third party claim and, in such event, the maximum liability of the Indemnifying Party to such third party claim will be the amount of such settlement offer, plus reasonable costs and expenses paid or incurred by the Indemnitee up to the date of such notice.

8.9.3	Any direct claim will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but the obligations of the Indemnifying Party and the rights of the Indemnitee shall not be affected by the failure to give such notice, except and only to the extent that, as a result of such failure, the Indemnifying Party is substantially disadvantaged; provided however, that any such estimated amount shall in no way limit the Indemnitee’s rights to recover any amount of Losses over such estimate. The Indemnifying Party will have a period of 30 calendar days within which to respond to such direct claim. If the Indemnifying Party does not respond within such 30-day period, the Indemnifying Party will be deemed to have accepted such direct claim. If the Indemnifying Party rejects such direct claim, the Indemnitee will be free to seek enforcement of its rights to indemnification under this Agreement.
8.10	Waiver

Save in the case of wilful misconduct or fraud, ProLogis undertakes to and with RECO not to make or pursue any claim against any Specified ProLogis Affiliate or its respective officers, employees or agents in connection with assisting ProLogis in giving the Warranties and/or entering into this Agreement, the Transaction Documents and any other documents entered into pursuant to this Agreement.

8.11	Japan Asset Management

Following Completion, it is the intention of the Parties that they shall jointly manage the Japan Projects with their respective management teams. In order to effect a smooth and orderly transfer of the management functions and duties for the Japan Projects, the Parties have agreed to implement the following arrangements:
8.11.1	the Investment Management Agreements and the Asset Management Agreements for the Japan Projects shall continue in effect for a period of one year following Completion (the “Transition Period”). The fees payable pursuant to the Investment Management Agreements and the Asset Management Agreements (the “Management Fees”), as well as such agreements may be terminated by RECO or one of its Affiliates at any time upon 30 days’ prior written notice. Upon any such termination, RECO or one of its Affiliates shall pay to ProLogis or one of its Affiliates the amount set forth in Schedule 12 (the “Termination Fee”).

8.11.2	RECO or its Affiliate shall be entitled during the Transition Period to be paid 25 per cent. of the Management Fees per month, and these fees may be set-off against the Termination Fee payable by RECO or its Affiliate upon the expiry or earlier termination of the Transition Period by RECO, or at RECO’s request at any time paid to a bank account nominated by RECO and notified to ProLogis.

8.11.3	ProLogis shall co-operate and provide such assistance as may be reasonably required by RECO to build up and establish its own management expertise for the Japan Projects, and will in particular allow RECO or one of its Affiliates to solicit for employment (but not employ until after the expiry or earlier termination of the Transition Period) any employee other than a ProLogis Identified Employee (the “Targetted Personnel”). ProLogis shall also (a) as soon as practical and in no event later than two months from 1 January 2009, allow RECO’s employees and/or the Targetted Personnel access to and to work out of ProLogis’ J-REIT office, and will equip the J-REIT office with all necessary office furniture, equipment, computer hardware and software, and ancillary IT human resource and accounting support currently enjoyed by the employees of ProLogis managing the Japan Projects for the use and benefit of RECO’s employees; and (b) maintain all files, drawings, databases and other documents relating to the Japan Projects at the J-REIT office.

ProLogis shall also procure that all third party and proprietary Intellectual Property and all relevant software which at or immediately before the date of this Agreement is used in connection with the management of the Japan Projects including without limitation, peoplesoft and Yardi and software relating to access to email (provided that the confidentiality of information provided via such means shall be preserved, and firewalls are in place to ensure that ProLogis and its Affiliates will not be able to access any (old and new) correspondences and other information of RECO and its Affiliates (including, following Completion, the Specified ProLogis Affiliates), and vice versa and other communication as well as all other information technology and related services owned by, licensed to or otherwise provided to ProLogis or its Affiliates currently used in connection with the management of the Japan Projects shall be licensed or sub-licensed or provided or made available for use by RECO or its Affiliate for a nominal amount of US$1 for a 12-month period starting from Completion;

8.11.4	Upon the expiry or earlier termination of the Transition Period, an Affiliate of RECO shall (i) become the investment and asset manager for the Japan Projects, and shall enter into arrangements with ProLogis or its Affiliate on terms agreed in good faith (and the parties thereto to bear their respective costs) to take over the lease of the J-REIT office either via a sub-lease arrangement based on the then prevailing lease terms for the J-REIT office, or to arrange with the relevant landlord for the termination of the then existing lease for the J-REIT office, and the entry into a new lease with an Affiliate of RECO; and (ii) upon the payment of the Termination Fee, acquire and have ownership of all furniture and fittings, office equipment and other movable property in the J-REIT office.

8.11.5	Any costs incurred by ProLogis or one of its Affiliates to implement the foregoing arrangements shall be borne equally between the Parties.

8.12	Misato 2 Singco

The Parties agree that Misato Two Private Limited, a Singapore company (“Misato 2 Singco”) which owns a 637,000 square feet building in the City of Misato, Saitama Prefecture (20km north of Tokyo) shall be acquired by an Affiliate of RECO on or before 25 March 2009 for a purchase consideration of ¥12,570,278,512 on a zero liability basis (so that the purchase consideration shall be reduced by the amount of any indebtedness for borrowed monies assumed as part of the transaction as well as any liabilities to be netted off on a basis consistent with the previous acquisitions of similar entities by JF2) in accordance with the procedures and conditions set out in the various documents entered into between Affiliates of RECO and ProLogis in relation to JF2, and on a basis consistent with the previous acquisitions of similar entities by JF2.

9.	Restrictions on ProLogis and RECO

9.1	Restrictions

ProLogis further undertakes to and with RECO and its successors in title that it will not and will procure that no Affiliate of ProLogis will in any Relevant Capacity during the Restricted Period:
9.1.1	directly or indirectly carry on in the PRC any business (whether carried on under the name “ProLogis” or any name likely to be confused therewith or otherwise) which is of the same or similar type to the business as now carried on by any of the Specified ProLogis Affiliates and which is or is likely to be in competition in the PRC with the business of any of the Specified ProLogis Affiliates as now carried on; or

9.1.2	induce or seek to induce any PRC Restricted Employee located within the PRC (or beginning from and after the expiry or earlier termination of the Transition Period any RECO Identified Employee) to become employed whether as employee, consultant or otherwise by ProLogis or any Affiliate of ProLogis, whether or not such PRC Restricted Employee (or beginning from and after the expiry or earlier termination of the Transition Period such RECO Identified Employee) would thereby commit any breach of his contract of service. The placing of an advertisement of a post available to a member of the public generally and the recruitment of a person through an employment agency shall not constitute a breach of this Clause 9.1.2 provided that neither ProLogis or its Affiliates encourages or advises such agency to approach any such PRC Restricted Employee (or beginning from and after the expiry or earlier termination of the Transition Period any such RECO Identified Employee).
RECO further undertakes to and with ProLogis and its successors in title that it will not and will procure that Government of Singapore Investment Corporation (Realty) Pte Ltd and no subsidiary of Government of Singapore Investment Corporation (Realty) Pte Ltd will in any Relevant Capacity during the Restricted Period:
9.1.3	directly or indirectly carry on in Japan any business (whether carried on under the name “ProLogis” or any name likely to be confused therewith or otherwise) relating to the development of industrial distribution, warehouse or logistics facilities which is of the same or similar type to the business as now carried on by any of the Specified ProLogis Affiliates and which is or is likely to be in competition in Japan with the development business of any of the Specified ProLogis Affiliates as now carried on;

9.1.4	save as provided in Clause 8.11.3, induce or seek to induce any Japan Restricted Employee located within Japan to become employed whether as employee,

consultant or otherwise by RECO or any Affiliate of RECO, whether or not such Japan Restricted Employee would thereby commit any breach of his contract of service. The placing of an advertisement of a post available to a member of the public generally and the recruitment of a person through an employment agency shall not constitute a breach of this Clause 9.1.4 provided that neither RECO or its Affiliates encourages or advises such agency to approach any such Japan Restricted Employee; or

9.1.5	notwithstanding anything to the contrary contained in this Agreement, the foregoing shall not restrict the ability of ProLogis or RECO or any of their respective Affiliates to:
(i)	hold directly or indirectly less than 50 per cent. of the total voting rights conferred by the outstanding securities of an Entity (public or private), including any fund, primarily engaged in a Restricted Activity, so long as such Party and its Affiliates do not have effective control of the Board or policy management or otherwise have any active participation in the business of such Entity; or

(ii)	engage in a Restricted Activity if such Restricted Activity was acquired only incident and ancillary to a principal merger and consolidation, acquisition of de minimis interests in public entities and acquisitions of passive investments.
9.2	Reasonableness of Restrictions

Each Party confirms that it has received independent legal advice relating to all the matters provided for in this Agreement, including the provisions of this Clause. Each Party agrees that it considers that the restrictions contained in this Clause are no greater than is reasonable and necessary for the protection of its interest but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

9.3	Interpretation
The following terms shall have the following meanings respectively in this Clause 9:

9.3.1	“Relevant Capacity” means for its or his own account or for that of any person or Entity or in any other manner;

9.3.2	“Japan Restricted Employee” means any present employee of ProLogis or one of its Affiliates who (a) has access to trade secrets or other confidential information of ProLogis or one of its Affiliates; or (b) holds any executive or managerial position, for so long as such employee is employed by ProLogis or its Affiliates;

9.3.3	“PRC Restricted Employee” means any present employee of RECO or one of its Affiliates (which shall following Completion include the Specified ProLogis Affiliates) who (a) has access to trade secrets or other confidential information of RECO or one of its Affiliates; or (b) holds any executive or managerial position, for so long as such employee is employed by RECO or its Affiliates; and

9.3.4	“Restricted Period” means a period of two years commencing on Completion.
10.	Whole Agreement

10.1	Whole Agreement

Save as otherwise agreed between ProLogis and RECO or its Affiliate, this Agreement (including the Schedules and the Transaction Documents) contains the whole agreement between the Parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

10.2	Acknowledgement

Each Party acknowledges and represents that it has not relied on or been induced to enter into this Agreement by a representation, warranty or undertaking (whether contractual or otherwise) given by any other Party other than as set out in this Agreement.

10.3	Reasonableness of this Clause

Each Party to this Agreement confirms that it has received independent legal advice relating to all the matters provided for in this Agreement, including the provisions of this Clause, and agrees, having considered the terms of this Clause and the Agreement as a whole, that the provisions of this Clause are fair and reasonable.

10.4	Interpretation

In Clauses 10.1 to 10.3 “this Agreement” includes the Transaction Documents and all documents entered into pursuant to this Agreement.

11.	Other Provisions

11.1	Confidentiality
11.1.1	For the purpose of this Clause 11.1, “Confidential Information” means all information of a confidential nature disclosed (whether in writing, verbally or by any other means and whether directly or indirectly) by one Party (the “Disclosing Party”) to any other Party (the “Receiving Party”) whether before or after the date of this Agreement. “Confidential Information” shall not include any information which:
(i)	is at the date of this Agreement in or at any time after the date of this Agreement comes into the public domain other than through breach of this Agreement by the Receiving Party or any Recipient;

(ii)	can be shown by the Receiving Party to the reasonable satisfaction of the Disclosing Party to have been known to the Receiving Party prior to it being disclosed by the Disclosing Party to the Receiving Party;

(iii)	subsequently comes lawfully into the possession of the Receiving Party from a third party; or

(iv)	is required to be disclosed by law, order of court or by a rule of a listing authority or by a governmental authority or other authority with relevant powers to which the Receiving Party is subject or submits, whether or not the requirement has the force of law.
11.1.2	During the term of this Agreement and after termination or expiration of this Agreement for any reason whatsoever the Receiving Party shall:
(i)	keep the Confidential Information confidential;

(ii)	not disclose the Confidential Information to any other person other than with the prior written consent of the Disclosing Party or in accordance with Clauses 11.1.3 and 11.1.4;

(iii)	not use the Confidential Information for any purpose other than the performance of its obligations under this Agreement; and
11.1.3	During the term of this Agreement the Receiving Party may disclose the Confidential Information to its employees, Affiliates or professional advisors (the “Recipient”) to the extent that it is necessary for the purposes of this Agreement or the Receiving Party’s internal reporting and audit requirements.

11.1.4	The Receiving Party shall procure that each Recipient is made aware of and complies with all the Receiving Party’s obligations of confidentiality under this Agreement as if the Recipient was a Party to this Agreement.
11.2	Press Releases and Announcements

Each Party agrees that, prior to issuing any press releases or other announcement, such items shall be presented to and subject to the approval of the other Party, such approval not to be unreasonably withheld.

11.3	Successors and Assigns

This Agreement is personal to the Parties. Accordingly, neither RECO nor ProLogis may, without the prior written consent of the other, assign the benefit of all or any of the other’s obligations under this Agreement, or any benefit arising under or out of this Agreement.

11.4	Third Party Rights

Save for any Buyer Indemnitees and/or any RECO Group Company, who may enforce and rely on Clauses 3.2.2, 3.5, 8.1, 8.2, 8.8 and 8.9 to the same extent as if it were a Party to this Agreement, a person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce any term of this Agreement.

11.5	Variation

No change or modification of this Agreement shall be valid or binding upon the Parties, nor shall any term or condition of this Agreement be considered waived by a Party, unless approved by the Parties in writing or waived by the Party adversely affected in writing.

11.6	Time of the Essence

Time shall be of the essence of this Agreement both as regards any dates, times and periods mentioned and as regards any dates, times and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Parties.

11.7	Further Assurances

At any time after the date of this Agreement each Party shall, and shall use all reasonable endeavours to procure that any necessary third party or its Affiliates shall, execute such documents and do such acts and things as the other Party may reasonably require (including if necessary, adding to or amending the Completion deliverables set out in Schedules 6A to 6E) for the purpose of giving effect to the transactions contemplated by this Agreement and any Transaction Document.

11.8	Costs

Each Party shall bear its own costs in relation to the negotiation and execution of this Agreement and all related documentation, including without limitation, the Transaction Documents.

11.9	No Waiver
11.9.1	The failure or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any future exercise of the right or remedy or the exercise of any other right or remedy.

11.9.2	The rights and remedies contained in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

11.9.3	Each Party confirms that damages at law may be an inadequate remedy for a breach or a threatened breach of this Agreement and agrees that without prejudice to the right of a Party in an appropriate case to pursue a remedy at law or otherwise, in the event of a breach or threatened breach of any provision, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy.
11.10	Interest

If ProLogis or RECO defaults in the payment when due of any sum payable under this Agreement or any Transaction Document (howsoever determined) the liability of ProLogis or RECO (as the case may be) shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgment) at a rate per annum of five per cent.. Such interest shall accrue from day to day and shall be compounded with monthly rests.

11.11	Notices
11.11.1	Any notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally or sent by first class post pre-paid recorded delivery (and air mail if overseas), by electronic mail or by fax to the Party due to receive the notice at its address set out in Clause 11.11.3 below or such other address as any Party may specify by notice in writing to the others.

11.11.2	In the absence of evidence of earlier receipt, any notice or other communications shall be deemed to have been received:
(i)	if delivered personally, when left at the address referred to in Clause 11.11.1;

(ii)	if sent by mail four Business Days after posting;

(iii)	if sent by email, the next Business Day after dispatch; and

(iv)	if sent by fax the next Business Day after completion of its transmission.
11.11.3	The Parties’ addresses at the date of this Agreement are:

(i)	ProLogis:	4545 Airport Way
Denver, CO 80239
USA
Fax: +1 (303) 567-5761
Email: enekritz@prologis.com
Attention: Edward S. Nekritz Esq.

	Copied to:	Mayer Brown LLP
Attention: Michael Blair
Email: mblair@mayerbrown.com

(ii)	RECO:	168 Robinson Road, #37-01
Capital Tower, Singapore 068912
Fax: +65 6889 6869
Email: leekoksun@gic.com.sg
Attention: Mr Lee Kok Sun

(For all legal notices and service of process, a copy to be sent to:
Government of Singapore Investment Corporation Pte Ltd
168 Robinson Road, #37-01
Capital Tower, Singapore 068912
Fax: +65 6889 6869
Attention: General Counsel)

	Copied to:	Allen & Gledhill LLP
Attention: Richard Young
Email: richard.young@allenandgledhill.com
11.12	Invalidity

If any term in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such term or part shall to that extent be deemed not to form part of this Agreement but the legality, validity or enforceability of the remainder of this Agreement shall not be affected.

11.13	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Either Party may enter into this Agreement by executing any such counterpart.

11.14	Governing Law and Submission to Jurisdiction
11.14.1	This Agreement shall be governed by and construed in accordance with the laws of Singapore.

11.14.2	Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof (a “Dispute”), shall be settled by arbitration administered by the Court of Arbitration of the International Chamber of Commerce (“ICC”) in accordance with the Rules of Arbitration of the ICC as presently in force. The Parties agree that:
(i)	the number of arbitrators shall be three, with one arbitrator to be appointed by each Party and the third presiding arbitrator to be of a nationality and/or residency other than Singapore, Japan, the United States of America or the PRC;

(ii)	the place of arbitration shall be Hong Kong; and

(iii)	the language to be used in the arbitral proceedings shall be English.

11.14.3	The Parties agree that the documents which start any proceedings in respect of a Dispute and any other documents required to be served in relation to those proceedings must be served personally on the Parties at their registered offices. This Clause 11.14 applies to all such proceedings wherever started.

In witness whereof this Agreement has been entered into the day and year first above written.

SIGNED by Edward S. Nekritz	ü ý þ
for and behalf of
ProLogis in the presence of:		/s/ Edward S. Nekritz

/s/ Walter C. Rakowich Witness’s signature
Name: Walter C. Rakowich
Address: 4545 Airport Way
Denver, CO 80239
Occupation:

SIGNED by Lee Kok Sun	ü ý þ
for and behalf of
Reco China Logistics Pte Ltd		/s/ Lee Kok Sun
in the presence of:

/s/ Richard Young
Witness’s signature
Name: Richard Young
Address: One Marina Boulevard #28-00
Singapore 018989

Occupation: Lawyer